UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 14, 2018

Career Education Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23245	36-3932190
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

231 North Martingale Road Schaumburg, IL	60173
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 781-3600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 14, 2018, the Compensation Committee (the “Committee”) of the Board of Directors of Career Education Corporation (the “Company”) granted performance-based restricted stock units (“RSUs”) under the Career Education Corporation 2016 Incentive Compensation Plan (the “2016 Plan”) to certain eligible employees, including executive officers of the Company. These awards, referred to as Ownership Equity Awards (“OEA”), are designed to continue to foster an ownership culture at the Company while focusing on achieving the Company’s financial goals, delivering on its strategic objective to support student retention and academic outcomes and retaining talent to increase long-term stockholder value. The Committee determined that this is an appropriate time to make these awards to drive continued progress on the Company’s objective of sustainable and responsible growth given that the Company will have completed the teach-out of all of the campuses in its All Other Campuses segment by the end of 2018.

Awards to the Company’s “named executive officers” (as such term is defined in Item 402(a)(3) of Regulation S-K) were as follows:

Named Executive Officer	2018 OEA Performance- Based RSUs Awarded (#)
Todd S. Nelson	161,292
Ashish R. Ghia	99,400
Jeffrey D. Ayers	82,521
Andrew H. Hurst	82,521
John R. Kline	82,521

The amount and terms of each award was determined by the Committee and are set forth in an individual’s award agreement on the form of performance-based stock-settled RSU award agreement previously filed as Exhibit 10.4 to the Company’s Form 8-K filed on May 27, 2016. Each 2018 OEA RSU constitutes a right to receive one share of the Company’s common stock on December 14, 2021 depending on achievement of the performance conditions and subject to continued employment on that date.

The 2018 OEA grants (other than those made to Messrs. Nelson and Ghia, the Company’s Chief Executive Officer and Chief Financial Officer, respectively) are eligible to vest 85% subject to the achievement of a rigorous two-year adjusted EBITDA performance goal for 2019-20, and 15% subject to the achievement of a new student retention performance measure which requires improved new student retention at both of the Company’s Universities in 2020 as compared to 2018. In addition, vesting of both performance components will depend on achievement of a minimum threshold level of adjusted EBITDA performance for the nine months ended September 30, 2021.

The 2018 OEA grants to Messrs. Nelson and Ghia are the same as those made to other participants, except that 70% is subject to the rigorous two-year adjusted EBITDA performance goal for 2019-20 (rather than the 85% for other participants). The vesting of the remaining 15% of the awards to Messrs. Nelson and Ghia are eligible to vest based upon whether the 75-day average closing price of the Company’s common stock achieves certain rigorous thresholds during the term of the award.

If a participant’s employment is terminated because of death or disability, then the unvested portion of the 2018 OEA RSUs will immediately vest as of the participant’s termination date. If a participant’s employment is terminated for any other reason, then any unvested 2018 OEA RSUs will automatically terminate and be forfeited. Upon a change of control of the Company, the participant will have such rights with respect to the 2018 OEA RSUs as are provided for in the 2016 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAREER EDUCATION CORPORATION

By:	/s/ Jeffrey D. Ayers
Jeffrey D. Ayers
Senior Vice President, General Counsel and Corporate Secretary

Dated:     December 18, 2018